UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2012

AMERICAN DENTAL PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-23363	04-3297858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (781) 224-0880

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

This Form 8-K is being filed pursuant to a memorandum of understanding dated January 16, 2012 regarding settlement of certain litigation relating to the Agreement and Plan of Merger by and among American Dental Partners, Inc. (the “Company”), JLL Crown Holdings, LLC (“Buyer”), and JLL Crown Merger Sub, Inc. (“Merger Sub”), dated as of November 4, 2011.

SETTLEMENT OF CERTAIN LITIGATION

As previously disclosed in the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2011 (the “Definitive Proxy Statement”), the Company, its directors, JLL Partners, Inc. (“JLL”), Buyer and Merger Sub have been named as defendants in a purported stockholder class action filed in the Superior Court, Middlesex County, Commonwealth of Massachusetts on December 12, 2011 captioned Atoll Advisors v. Gregory A. Serrao, et al., CV 11-442. On December 16, 2011, the Company, its directors, JLL, Buyer and Merger Sub were named as defendants in another purported stockholder class action filed in the Superior Court, Middlesex County, Commonwealth of Massachusetts, captioned John Chew v. American Dental Partners, Inc., et al., CV11-4489. The complaints in both lawsuits (collectively, the “Shareholder Litigations”) allege, among other things, that the Company’s directors violated their fiduciary duties to the Company’s stockholders through materially inadequate disclosures and material omissions in the preliminary proxy statement filed by the Company with the SEC on November 29, 2011, and that JLL, Buyer and Merger Sub aided and abetted the Company’s directors in breaching their fiduciary duties. The plaintiffs in both lawsuits seek to enjoin the consummation of the merger and seek an award of the costs of the action, including attorneys’ and experts’ fees, among other relief.

While the Company and the other defendants believe that each of the lawsuits is without merit, in an effort to minimize the cost and expense of any litigation relating to such lawsuits, on January 16, 2012, the Company and other defendants entered into a memorandum of understanding (“MOU”) with the plaintiffs in the Shareholder Litigations pursuant to which the parties agreed in principle, and subject to certain conditions, to settle the Shareholder Litigations. Subject to approval of the Superior Court of the Commonwealth of Massachusetts, Middlesex County, and further definitive documentation, the MOU establishes a framework to resolve the allegations against the Company and other defendants in connection with the merger agreement and contemplates a release and settlement by the Company’s shareholders of all claims against the Company and other defendants in connection with the merger agreement. In exchange for such release and settlement, pursuant to the terms of the MOU, the parties agreed, after arm’s-length discussions, that the Company would file this Current Report on Form 8-K supplementing the applicable disclosures in its Definitive Proxy Statement. The settlement is also contingent upon, among other things, consummation of the merger. In addition, in connection with the settlement and as provided in the MOU, the parties contemplate that plaintiffs’ counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the MOU may be terminated. The settlement will not affect the amount of the merger consideration that the Company’s shareholders are entitled to receive in the merger. In the event that the MOU is not approved and such conditions are not satisfied, the Company will continue to vigorously defend these actions.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of certain outstanding shareholder litigation as described in this Current Report on Form 8-K, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. The supplemental information set forth below must be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. Where only a portion of the text presented below has been modified, the change has been highlighted in bold font and underscored. Strike-throughs indicate text in the Definitive Proxy Statement that has been removed or replaced with new language highlighted below. Without admitting in any way that the disclosures below are material or otherwise required by law, the Company makes the following supplemental disclosures:

The last paragraph on page 23 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

The board and the Company’s senior management periodically review and assess strategic alternatives available to the Company. The alternatives considered have included implementing share repurchase programs, instituting a cash dividend, executing a leveraged recapitalization, seeking or pursuing a significant acquisition, selling the Company to either a strategic or financial buyer and remaining a public company to execute on the Company’s current business plan, which includes both acquisitions and investments in new operations. From time to time over the past few years, several parties, including JLL, have approached the Company about the possibility of engaging in a strategic transaction involving the Company, including its possible sale. Most of those approaches have been through the Company’s Chairman of the Board, President and Chief Executive Officer, Gregory A. Serrao, with whom the board has an understanding that overtures meriting the Company’s attention will be brought to the board for its consideration.

The first full paragraph on page 26 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

The special committee convened a meeting on July 7, 2011. Also in attendance, at the invitation of the special committee, were representatives of BofA Merrill Lynch, WilmerHale and Baker Hostetler. At the meeting, the special committee engaged in additional discussion regarding a potential transaction involving the Company and related matters, including the potential involvement of BofA Merrill Lynch as a financial advisor to the Company in coordination with Greenhill. After the BofA Merrill Lynch representatives left the meeting, following further discussion, the special committee authorized the chairman of the special committee to work with WilmerHale to negotiate the engagement of BofA Merrill Lynch as financial advisor to the Company, with Greenhill acting as independent financial advisor to the special committee. In an effort to enhance the efficiency of the special committee’s deliberations, the special committee instructed the financial advisors to coordinate prior to any meetings to permit joint participation in any discussions, although the special committee expected each financial advisor to conduct its own reviews and assessments. In the preparation of their respective opinions, Greenhill and BofA Merrill Lynch each conducted its own procedures and financial analyses and made separate and independent presentations.

The fourth paragraph on page 26 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

Following these discussions, the special committee approved the terms of the engagement of BofA Merrill Lynch as the Company’s financial advisor and Greenhill as the special committee’s independent financial advisor. Representatives of the financial advisors then joined the meeting. The financial advisors jointly reviewed with the special committee certain considerations relating to the Company’s possible sale and other strategic alternatives, information relating to the Company and its industry, and macroeconomic factors potentially affecting the Company, current financing markets, and possible buyers in a sale transaction.

The fifth paragraph on page 26 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

Following this review and related discussions, the special committee decided that it was appropriate for the special committee to commence a process regarding the possible sale of the Company, to determine what value might be generated for the Company’s stockholders in a proposed sale as compared to the Company’s continued operation as a publicly held company. The special committee also considered the potential effect of the Company’s performance on such a process. At that time, the Company planned to contact both financial sponsors as well as financial sponsors with dental practice management portfolio companies.

The seventh paragraph on page 26 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

Between August 17, 2011 and September 9, 2011, there were various communications among members of the special committee, the special committee’s and the Company’s financial and legal advisors, and the Company’s senior management regarding the volatility of the capital markets and the advisability of deferring the sale process in light of the market volatility. Also during that period, at the direction of Dr. Hunter, acting on behalf of the special committee, the financial advisors informed JLL that the anticipated sale process was being deferred because of market volatility. Given that the sale process was deferred before the special committee and its advisors contacted potential bidders, such potential bidders, other than JLL, were not aware of such process or the deferral of such process.

The second paragraph on page 28 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

The special committee convened a telephonic meeting on October 11, 2011. Also in attendance at that meeting, at the invitation of the special committee, were representatives of the financial advisors, WilmerHale and Baker Hostetler, and Mr. Serrao. Only the special committee members and representatives of WilmerHale and Baker Hostetler participated in the first part of the meeting, during which a WilmerHale representative advised the special committee regarding a variety of process considerations and related issues. Representatives of the financial advisors and Mr. Serrao then joined the meeting, and the financial advisors jointly reviewed the background and history of JLL’s indications of interest, outlined the proposed terms included in JLL’s most recent indication of interest, and reviewed related matters with the special committee. The special committee considered this information and reviewed other considerations, including continuing adverse debt market conditions, economic and other conditions affecting the execution of the Company’s business plan, and other factors affecting the Company. Following these discussions, the special committee determined, after considering the information reviewed, that the special committee was prepared to grant JLL exclusivity through November 4, 2011, during which time JLL would be able to perform additional due diligence and the parties would attempt to negotiate a definitive acquisition agreement based on JLL’s proposed price of $20.00 per share and JLL’s other indicated terms, including a 40-day go-shop period with a lower termination fee that would permit the Company to solicit additional proposals if it reached agreement with JLL. The terms of the exclusivity period did not bind the Company or JLL to any of the proposed terms and only prevented the Company from soliciting other buyers for a limited period of 24 days while the parties determined whether an attractive transaction was possible. In view of the special committee’s judgment that a wider sales process could not be effectively commenced at that point due to volatility in the debt markets and the attractiveness of the terms indicated by JLL, the special committee concluded that the exclusivity period offered significant benefits to the Company without any perceived detriments.

The fifth paragraph on page 28 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

The special committee convened a meeting on October 21, 2011. Also in attendance, at the invitation of the special committee, were the Company’s other directors, members of senior management, and representatives of the financial advisors, WilmerHale and Baker Hostetler. The meeting participants reviewed the status of JLL’s due diligence review, a potential timeline for additional due diligence matters, the status of the debt financing market, and certain financial aspects of JLL’s proposal. In addition, the financial advisors jointly discussed the status of JLL’s financing efforts and potential go-shop logistics and possible buyers to be contacted during the go-shop process if the special committee reached a definitive agreement with JLL.

The sixth paragraph on page 29 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

On November 2, 2011, Mr. Serrao, other members of senior management and representatives of the financial advisors discussed with representatives of JLL the financial due diligence items about which JLL had expressed concerns, including management’s responses to the issues raised~~, and JLL and the financial advisors had further discussions regarding a transaction price~~. The issues discussed involved the ability of the Company to execute its projected growth plans. The Company believed that it was able to satisfy some of the due diligence issues raised by JLL, but that one of JLL’s concerns had merit.

The third paragraph on page 33 of the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” is revised to read in its entirety as follows:

The merger agreement provides that, until 11:59 p.m., Eastern time, on December 14, 2011, the Company was permitted to initiate, solicit and encourage alternative acquisition proposals from third parties and provide non-public information to, and participate in discussions and negotiate with, third parties with respect to alternative acquisition proposals. At the direction of the special committee, the financial advisors conducted the “go-shop” process on behalf of the Company. Representatives of the financial advisors contacted 28 parties, including eight financial sponsors with dental practice management portfolio companies that were potential strategic acquirers and 20 other financial sponsors. Seven of those parties entered into confidentiality agreements with the Company and were provided certain confidential information regarding the Company. The potential bidders were free to seek debt financing from any source, except that BofA Merrill Lynch had agreed with the Company that it would not provide financing to a bidder without the consent of the special committee. Two of those parties met or spoke with members of Company management and representatives of the financial advisors. Despite follow-up inquiries from the financial advisors, no party submitted an acquisition proposal to the Company prior to the expiration of the go-shop period.

The following disclosure supplements the section of the Definitive Proxy Statement entitled “The Merger – Background of the Merger” following the fourth paragraph on page 33:

When it established a special committee of independent directors in June 2011 to consider the alternatives available to the Company, the board was generally aware that many potential bidders for the Company would be private equity firms with a healthcare focus but without dental management portfolio companies with incumbent management teams. It was the board’s conclusion that the continuation of senior management would be a likely element of any transaction and that management might have conflicting interests with the Company’s stockholders with respect to potential bidders. Accordingly, members of management were excluded from serving as members of the special committee.

At an early stage during the negotiations of the merger agreement, JLL indicated that it expected members of senior management to continue their respective roles after the merger and that each member would be expected to convert a portion of his equity in the Company into the equity of the entity that would acquire the Company. JLL did not propose any specific terms to Mr. Serrao or to other members of management until after the end of the go-shop period on December 14, 2011. Since the end of the go-shop period, JLL and Mr. Serrao have met to discuss the terms of management arrangements. The current proposed terms include salary and bonus provisions that are substantially equivalent to the provisions of management’s existing employment arrangements, the granting of additional options and a requirement for management to forego cashing out a portion of their equity in the Company and to roll such equity into equity of the acquiror. Members of senior management are currently negotiating their employment arrangements, including the amount and terms of any equity rollover, with JLL and, as of January 16, 2012, have not reached any agreements.

On page 55, the section of the Definitive Proxy Statement entitled “The Merger – Interests of Certain Persons in the Merger – Other Employment Matters” is revised to read in its entirety as follows:

Prior to the closing, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Buyer or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. There are no such agreements or arrangements in place as of the date of this proxy statement. See “The Merger—Background of the Merger” on page 33 for more information.

The section of the Definitive Proxy Statement entitled “The Merger – Opinion of Greenhill, Independent Financial Advisor to the Special Committee” is hereby restated in its entirety as follows. The text below is also marked to show the changes.

OPINION OF GREENHILL, INDEPENDENT FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

The special committee retained Greenhill to act as its financial advisor in connection with the special committee’s consideration of the proposed terms of the potential merger. On November 3, 2011, at a meeting of the special committee, and in anticipation of acceptable resolution of the remaining open issues and execution of a merger agreement, Greenhill rendered to the special committee an oral opinion, which was confirmed both orally and by delivery of a written opinion as of November 4, 2011, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the consideration to be received by the holders of the Company’s common stock (other than excluded holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated November 4, 2011, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the draft of the merger agreement dated as of November 4, 2011 and certain related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for the Company common stock and analyzed its implied valuation multiples;

•	compared the value of the per share merger consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the per share merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the per share merger consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate;

•	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Buyer and its legal advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the special committee. It was not a recommendation to the special committee as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision of the

Company or the special committee to proceed with or effect the merger. Greenhill did not express any opinion as to any aspect of the merger other than the fairness, from a financial point of view, of the per share merger consideration to the holders of Company common stock (other than excluded holders). Greenhill did not express any opinion on the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the per share merger consideration to be received by the holders of the Company common stock in the merger or with respect to the fairness of any such compensation.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that was furnished or otherwise provided to Greenhill, Greenhill assumed that such forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied upon such financial forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to the financial forecasts and other data concerning the Company that was furnished or otherwise provided to Greenhill or other data or the assumptions upon which they were based.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Greenhill assumed for purposes of its opinion that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill has further assumed will be identical in all material respects to the last draft thereof it has reviewed, without waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on the Company or the merger meaningful to its analysis.

Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of November 4, 2011. Subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The special committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. During the two years preceding the date of Greenhill’s written opinion, Greenhill had not been engaged by, performed any services for or received any compensation from the Company, JLL, portfolio companies of JLL or any other parties to the merger (other than amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to the special committee in connection with the merger). Under the terms of Greenhill’s engagement with the special committee, the Company has agreed to pay Greenhill an aggregate fee of approximately $6.3 million, of which $150,000 was paid following execution of the engagement letter and $1.75 million was paid following delivery of Greenhill’s written opinion, and approximately $4.4 million is payable upon the consummation of the merger. The Company has also agreed to reimburse Greenhill for its out-of-pocket expenses (including fees and expenses of its legal counsel) reasonably incurred by it in connection with its services, and to indemnify Greenhill for certain liabilities that may arise out of Greenhill’s engagement. Greenhill’s opinion was approved by its fairness committee.

Greenhill’s opinion was one of the many factors considered by the special committee in evaluating the merger agreement and the merger and should not be viewed as determinative of the views of the special committee with respect to the merger agreement or the merger. The per share merger consideration was determined through arm’s-length negotiations between the Company and Buyer and was recommended to the board by the special committee and approved by the board. Greenhill provided advice to the special committee during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to the Company or the special committee or the board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Summary of Greenhill’s Financial Analyses. The following is a summary of the material financial analyses presented by Greenhill to the special committee in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Greenhill, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 4, 2011, and is not necessarily indicative of current market conditions.

Selected Comparable Company Analysis. Greenhill reviewed and compared certain financial information for the Company to the corresponding financial information, ratios and public market multiples for the following publicly traded companies:

Physician Related—Small Cap

•	Alliance Healthcare Services, Inc.

•	RadNet, Inc.

•	Metropolitan Health Networks, Inc.

•	IntegraMed America Inc.

•	Birner Dental Management Services Inc.

Physician Related—Mid Cap

•	MEDNAX, Inc.

•	Team Health Holdings, Inc.

•	Hanger Orthopedic Group, Inc.

•	IPC The Hospitalist Company, Inc.

Greenhill selected these companies because, among other reasons, they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar or reasonably comparable to those of the Company. Greenhill believes that none of the selected companies is directly comparable to the Company. Accordingly, Greenhill’s analysis of these selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or the financial markets in general. Greenhill also made judgments as to the relative comparability of such companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the comparable companies.

Greenhill calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, Capital IQ, FactSet and the Institutional Brokers Estimate System (also known as IBES). The multiples for each of the selected companies were based on closing share prices on November 3, 2011 and the most recent filings with the SEC and Capital IQ, FactSet and IBES estimates. Greenhill analyzed the following information for the selected companies:

•	estimated revenue compound annual growth rates between 2010 and 2012

•	estimated EBITDA margins for 2011; and

•	enterprise value as a multiple of estimated EBITDA for 2011 and 2012.

Greenhill then calculated the implied enterprise valuation and equity valuation, respectively, and the implied price per share of the Company common stock by applying relevant multiple ranges to the Company’s estimated 2011 and

2012 EBITDA, based on the forecasts provided to Greenhill by Company management. Greenhill used multiple ranges of 5.5x to 6.5x estimated 2011 EBITDA and 5.0x to 6.0x estimated 2012 EBITDA, which reflect the ranges of approximate median multiples for the Physician Related Small Cap peer group and the entire Physician Related peer group for such years. This analysis implied the ranges of enterprise valuations, equity valuations and prices per share of the Company common stock set forth below ($ in millions, except per share amounts):

	Company EBITDA	EV/EBITDA Trading Range	Enterprise Valuation	Equity Valuation	Price Per Share
2011E EBITDA	$47	5.5x – 6.5x	$257 – $304	$175 – $222	$11.25 – $13.84
2012E EBITDA	$52	5.0x – 6.0x	$259 – $310	$177 – $228	$11.33 – $14.19

To determine the enterprise and equity valuations reflected above, Greenhill assumed that the Company’s net debt as of September 30, 2011 was $82 million, assuming the Company had $0.5 million of minority interests and no excess cash. For purpose of this analysis, Greenhill assumed a fully diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03.

Based on these analyses, Greenhill determined that the implied equity value per share of Company common stock ranged from approximately $11.25 to $13.84 based on estimated 2011 EBITDA and from approximately $11.33 to $14.19 based on estimated 2012 EBITDA.

Present Value of Future Stock Price Analysis. Greenhill performed a present value of future stock price analysis, which is designed to provide insight into the future value of a company’s common stock as a function of its projected EBITDA and its current forward enterprise value to EBITDA multiple, which value is subsequently discounted by a selected discount rate to arrive at a present value for the company’s stock price. To calculate the projected equity values, Greenhill used the financial forecasts prepared by the Company’s management for each of the years 2011 to 2016. Greenhill multiplied forecasted EBITDA for each of the years 2012 to 2015 from the management forecasts by a range of forward enterprise value to EBITDA multiples from 5.0x, the Company’s current trading level, to 6.0x, the Company’s historical mean trading level over the past five years, to derive a range of future values per share of Company common stock. Greenhill then discounted this range of future values per share back to December 31, 2011 using an equity discount rate of 14.5%, which is derived using a form of the capital asset pricing model which takes into account certain financial metrics, including betas from the selected comparable companies referred to above, a size risk premium of 4.6% obtained from Ibbotson, which was deemed applicable to companies with market capitalization between $144 million and $236 million, as well as certain financial metrics from the United States financial markets generally. The analysis resulted in a range of implied present values per share of Company common stock for each year as follows: ~~of $12.84 to $22.31,~~

		2012	2013	2014	2015
	5.0x	$12.84	$14.63	$16.58	$18.32
NTM EBITDA Multiple	5.5x	$14.48	$16.42	$18.50	$20.31
	6.0x	$16.11	$18.21	$20.42	$22.31

Discounted Cash Flow Analysis. Greenhill performed a discounted cash flow analysis of the Company using financial forecasts and estimates prepared by the Company’s management, and provided to Greenhill, for 2011 through 2016. Greenhill calculated a range of implied present values per share of Company common stock by discounting to present value as of December 31, 2011 (a) estimates of the Company’s unlevered free cash flow less stock-based compensation expense for each of the years 2012 through 2016 calculated using the financial forecasts and estimates prepared by the Company’s management and provided to Greenhill and (b) terminal values for the Company as of December 31, 2016 derived by multiplying the Company management’s estimates of 2016 EBITDA by multiples ranging from 5.5x to 6.5x, which is in line with the enterprise value to estimated EBITDA multiples for 2011 for the selected comparable companies. These unlevered free cash flows less stock-based compensation expense and terminal values were then discounted to calculate an indication of present values using discount rates ranging from 11.5% to 13.5%, which range was selected using a weighted average cost of capital methodology based on, among other inputs, the cost of equity analysis described above, and an assumed 8.6% pre-tax cost of debt. The analysis also assumed the Company’s net debt was $92 million as of December 31, 2011, assuming the Company had $0.5 million of minority interests and no excess cash and a fully diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03. This analysis resulted in an implied per share equity value range of the Company of approximately $16.36 to $21.94.

Leveraged Buyout Analysis. Using the Company management’s financial forecasts for years 2011 to 2016, Greenhill also analyzed the Company from the perspective of a potential purchaser that was a financial buyer rather than a strategic buyer in a leveraged buyout using a capital structure similar to the acquisition. In performing this analysis, Greenhill made several assumptions about the characteristics of such a transaction based on precedent transactions analyses, including such factors as transaction leverage, fees and expenses, financing terms and exit EBITDA multiples. Greenhill assumed transaction leverage of 3.75x estimated 2011 EBITDA and an assumed interest rate of 7.3%. The analysis also assumed the Company’s net debt at December 31, 2011 was $92 million, assuming the Company had $0.5 million of minority interests and no excess cash, and a fully a diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03. Based on its experience, Greenhill assumed that a financial buyer would value its Company investment in 2016 at an aggregate value range that represented exit multiples of estimated 2016 EBITDA ranging from 7.0x to 8.5x. Greenhill also assumed, based on its experience, that financial buyers would likely target 5-year internal rates of return ranging from approximately 20% to approximately 25%. Greenhill derived estimated implied values per share that a financial buyer might be willing to pay to acquire the Company ranging from $16.49 to $22.97 per share.

Precedent Transaction Analysis. Greenhill performed an analysis of selected transactions involving financial buyers in the health care services industry since November 27, 2002, based on publicly available information, FactSet, Capital IQ, and the Thomson and Merger Market transaction databases. There have been several transactions involving financial buyers in the dental practice management industry over the last year, but values and multiples have not been publicly disclosed for such transactions.

Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the acquisition of the Company pursuant to the merger agreement. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for these selected transactions, Greenhill reviewed the consideration paid in the selected transactions and analyzed the enterprise value implied by such consideration as a multiple of EBITDA for the twelve months preceding the applicable transaction, which we refer to as LTM.

The following table identifies the selected transactions considered in this analysis:

Date Announced	Acquirer / Target	Category
8/16/2010	Leonard Green & Partners, L.P. /Prospect Medical Holdings, Inc.	Non-Dental
6/1/2010	The Capita Group Plc / Premier Medical Group Ltd.	Non-Dental
11/10/2004	Levine Leichtman Capital Partners II, L.P. / InterDent, Inc.	Dental
4/26/2004	Bright Now! Dental, Inc. / Castle Dental Centers, Inc.	Dental
3/22/2004	Welsh, Carson, Anderson & Stowe IX, L.P. / US Oncology, Inc.	Non-Dental
11/27/2002	Bright Now! Dental, Inc. / Monarch Dental Corporation	Dental

Greenhill derived from the selected transactions a reference range of valuation ratios for the transactions. The median enterprise value to LTM EBITDA ratio was 6.4x for transactions in the dental industry, 7.4x for transactions that were not in the dental industry and 6.9x for the entire group. For the entire group, the low enterprise value to LTM EBITDA ratio was 5.4x and the high was 8.4x. Based on this analysis, Greenhill used multiple ranges of 6.0x to 8.5x LTM EBITDA (as of September 30, 2011). Greenhill then calculated the implied enterprise value, implied equity value and implied price per share of Company common stock by applying the relevant multiple ranges to the Company’s LTM EBITDA (as of September 30, 2011). This analysis implied the ranges of enterprise values, equity values and prices per share of Company common stock as set forth below ($ in millions, except per share amounts):

Company LTM EBITDA(1)	Multiple Range	Enterprise Valuation	Equity Valuation	Price Per Share
$ 47	6.0x – 8.5x	$282 – $399	$200 – $318	$12.62 – $19.13

(1)	As of September 30, 2011.

To determine the enterprise and equity valuations reflected above, Greenhill assumed that the Company’s net debt as of September 30, 2011 was $82 million, assuming the Company had $0.5 million of minority interests and no excess cash. Greenhill also assumed a fully diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03.

Based on these analyses, Greenhill determined that the implied equity value per share of Company common stock ranged from approximately $12.62 to $19.13.

Other Considerations:

Greenhill also reviewed, for information purposes, certain other factors, including:

Premiums Paid Overview. Greenhill reviewed available data from 177 U.S. public company transactions announced between January 1, 2008 and November 3, 2011 with transaction values between $75 million and $500 million. Specifically, Greenhill analyzed the acquisition price per share as a premium to the closing share price one day and one month prior to the announcement of the transaction. Greenhill also applied the same criteria to those of the 177 transactions involving an acquirer that is a financial buyer in order to capture premiums paid by non-strategic acquirers such as Buyer. In transactions falling into the broad group, the median premium was 35.0% to the one day stock price and 37.0% to the one month stock price. In transactions where the acquirer was a financial buyer, the median premium was 28.4% to the one day stock price and 29.6% to the one month stock price. The per share merger consideration implies a premium of 84% to the Company common stock price on November 3, 2011 and a premium of 105% to the Company common stock price on October 6, 2011.

52-Week Trading Range. Closing prices of Company common stock during the 52-week period ended November 3, 2011 ranged from $9.00 to $13.86 per share.

Analyst Target Stock Price Range. Stock price targets for the Company in publicly available Wall Street research analyst reports ranged from $15.00 to $21.00 per share.

General. The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration to be paid to the holders of Company common stock (other than Buyer or any of its affiliates) pursuant to the merger agreement. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold.

The section of the Definitive Proxy Statement entitled “The Merger – Opinion of BofA Merrill Lynch, Financial Advisor to the Company” is hereby amended as follows. The text below is also marked to show the changes.

Under the heading “Selected Precedent Transactions Analysis,” the first sentence and the chart are hereby replaced in their entirety with the following:

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed publicly available financial information relating to the following 15 selected transactions announced between January 1, 2001 and November 3, 2011 with transaction values, to the extent publicly available, of between $12 million and $1,540 million, 12 of which involved ~~involving~~ dental physician related companies and three of which involved non-dental physician related companies (in the table below, transactions for which certain data was not publicly available have been designated with an asterisk):

Announcement Date			Acquiror		Target
Selected Dental Physician Related Transactions
•	9/15/11	•	OMERS Private Equity Inc.	•	GEDC Super Holdings Inc.*
•	4/26/11	•	Align Technology, Inc.	•	Cadent Holdings, Inc.*
•	4/6/11	•	Friedman Fleischer & Lowe Capital Partners III, L.P.	•	Midwest Dental Holding Company, Inc.*
•	1/29/11	•	The Carlyle Group / Palamon Capital Partners LP	•	Integrated Dental Holdings*
•	11/3/10	•	Welsh Carson Anderson & Stowe IX, L.P.	•	Smile Brands Group Inc.*
•	7/30/10	•	Leonard Green & Partners, L.P.	•	Aspen Dental Management, Inc.*
•	4/27/05	•	Freeman Spogoli & Co.	•	Bright Now! Dental Inc.*
•	11/10/04	•	Levine Leichtman Capital Partners II, L.P.	•	InterDent, Inc.
•	4/26/04	•	Bright Now! Dental Inc.	•	Castle Dental Centers, Inc.
•	5/16/03	•	Sentinel Capital Partners, LLC	•	Castle Dental Centers, Inc.
•	9/12/02	•	Bright Now! Dental Inc.	•	Monarch Dental Corporation
•	11/19/01	•	Orthodontic Centers of America, Inc.	•	OrthAlliance, Inc.

Selected Non-Dental Physician Related Transactions
•	8/15/10	•	Leonard Green & Partners, L.P.	•	Prospect Medical Holdings, Inc.
•	6/1/10	•	The Capita Group, plc	•	Premier Medical Group Limited
•	4/20/04	•	Welsh, Carson, Anderson & Stowe IX, L.P.	•	US Oncology, Inc.

Under the heading “Discounted Cash Flow Analysis,” the first three sentences are hereby replaced in their entirety with the following four sentences:

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during fiscal years ending December 31, 2012 through 2016 based on internal estimates of the Company’s management. For purposes of this analysis, stock-based compensation was treated as a non-cash expense and unlevered, after-tax free cash flows were calculated as estimated earnings before interest and taxes (reduced for the impact of stock-based compensation expense), less taxes at 41%, plus depreciation and amortization, plus stock-based compensation expense, less capital expenditures (including affiliations and acquisition expense) and less increases or plus decreases in working capital. BofA Merrill Lynch calculated terminal values for the Company by applying to the Company’s fiscal year 2016 estimated EBITDA a range of terminal value multiples of 5.0x to 6.0x. The cash flows and terminal values were then discounted to present value as of December 31, 2011 using discount rates ranging from 11% to 13%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation.

Under the heading “Leveraged Buy-Out Analysis,” the first sentence is hereby replaced in its entirety with the following:

Leveraged Buy-Out Analysis. BofA Merrill Lynch performed a leveraged buy-out analysis of the Company by estimating a range of theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company assuming a transaction closing date of December 31, 2011, ~~and~~ a ratio of total debt to calendar year 2011 estimated EBITDA of 3.5x and illustrative senior debt financing that could potentially be available to such financial buyer under then existing market conditions.

Under the heading “Miscellaneous,” the following two sentences are hereby added at the end of the sixth paragraph:

During the two-year period prior to delivery of BofA Merrill Lynch’s opinion, BofA Merrill Lynch did not receive fees from JLL for investment banking, commercial banking or similar financial services to JLL. An affiliate of BofA Merrill Lynch is a lender (with an approximate 21% allocation) under the Company’s credit facilities, which credit facilities had an aggregate principal amount of approximately $78 million outstanding as of December 31, 2011 and are expected to be repaid in connection with the merger.

The first paragraph on page 49 of the section of the Definitive Proxy Statement entitled “The Merger – Certain Company Forecasts” is revised to read in its entirety as follows:

The following table sets forth projected financial information for the Company for 2011 through 2016.

($ in millions)	2011E	2012E		2013E		2014E			2015E		2016E(5)
Net Revenue
Existing Operations	$287	$295		$304		$	~~314~~313		$324		$333
De Novo Facilities	6	20		41			70		105		145
Acquisitions	0	8		24			41		58		74

Total Net Revenue	$293	$323		$368			$424		$486		$553
EBITDA
Base	48	49		53			57		61		65
Private Pay De Novos	—	1		4			7		12		18
Medicaid De Novos	(1)	(1)		2			6		12		16
Acquisitions	—	2		5			9		13		17

Total EBITDA	47	52		63			79		97		116
Adjusted EBITDA (1)	49	54		65			81		100		118
EBIT	24	27		35			47		62		76
Less: Taxes at 41%	(10)	(11)		(14)			(19)		(25)		(31)

Tax-Effected EBIT	14	16		21			28		36		45
Capital Expenditures (2)	(28)	~~(46~~	~~)~~(29)	~~(53~~	~~)~~(35)		~~(56~~	~~)~~(39)	~~(54~~	~~)~~(36)	~~(54~~	~~)~~(37)
Capital Expenditures Related to Acquisitions	(0)	(18)		(18)			(18)		(18)		(18)
Stock-Based Compensation	2	2		2			2		2		2
Unlevered Free Cash Flow (3)	13	(4)		(2)			6		20		32
Cash (4)		6		7			9		10		12
Debt		95		99			94		76		45

(1)	Adjusted EBITDA includes add-back of stock-based compensation.

(2)	~~Includes~~ Excludes capital expenditures related to acquisitions.
(3)	Unlevered free cash flow is calculated by adding to tax-effected EBIT, depreciation, amortization and stock-based compensation and by subtracting capital expenditures, capital expenditures related to acquisitions and changes in working capital.
(4)	Includes cash and cash equivalents, short-term investments and restricted cash; however, assumes that the cash is not available for pay down of debt.
(5)	The financial contribution in any year of acquisitions made in that year is dependent upon the date of acquisition. For purposes of the financial projections, the projections assume a mid-year closing for all acquisitions. Accordingly, the projections for each year include half of the annualized financial impact of the acquisitions contemplated in that year (with the exception of Capital Expenditures Related to Acquisitions, which includes the full purchase price of the acquisitions). The projections also assume that acquisitions are made at price multiples comparable to the average multiples paid by the Company historically.

Additional Information and Where to Find It:

This communication may be deemed to be solicitation material in respect of the proposed merger. The Company has filed the Definitive Proxy Statement with the SEC related to the merger on December 20, 2011. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE DEFINITIVE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.amdpi.com. The Definitive Proxy Statement and other relevant materials may also be obtained for free from the Company by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880.

Participants in Solicitation:

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation is, and will be, set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously or in the future filed with the Securities and Exchange Commission, and in the Definitive Proxy Statement relating to the proposed transaction. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov and from the Company at http://www.amdpi.com, or by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880.

Forward Looking Statements:

This report and the Definitive Proxy Statement contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, about the performance of the Company or other matters relating to its business, operations and future developments. For this purpose, any statements contained herein and the Definitive

Proxy Statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Any such forward-looking statements relating to the merger are subject to various risks and uncertainties, including uncertainties as to the timing of the merger; the possibility that alternative acquisition proposals will be made; the possibility that alternative acquisition proposals will not be made; the possibility that various closing conditions for the merger may not be satisfied or waived; the possibility that Buyer will be unable to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; and the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger. Additionally, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, many of which are beyond the Company’s control, including the risk factors disclosed previously and from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained herein represent the Company’s estimate only as of the date of this filing and should not be relied upon as representing the Company’s estimate as of any subsequent date. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.
(Registrant)

January 17, 2012	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)